                        POINT WEST APARTMENTS & TOWNHOMES
                               415 PARKDALE DRIVE
                           CHARLESTON, SOUTH CAROLINA

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 28, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES (R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES (R) LETTERHEAD]

Apartment Investment and Management                                 JULY 3, 2003
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: POINT WEST APARTMENTS & TOWNHOMES
    415 PARKDALE DRIVE
    CHARLESTON, CHARLESTON COUNTY, SOUTH CAROLINA

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 120 units with a total of 101,368 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 8.82 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 89% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL PAGE 2
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 28, 2003 is:

                                  ($4,500,000)

                                Respectfully submitted,
                                AMERICAN APPRAISAL ASSOCIATES, INC.

                                -s- Frank Fehribach
                                -----------------------------------
July 3, 2003                    Frank Fehribach, MAI
#053272                         Managing Principal, Real Estate Group
                                South Carolina Temporary Practice Permit #095-03

Report By:
Jimmy Pat James, MAI
South Carolina Temporary Practice Permit #103-03

Assisted By:
David Johnsen, MAI

AMERICAN APPRAISAL ASSOCIATES, INC.                    TABLE OF CONTENTS PAGE 3
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents
                                 APPRAISAL DATA
Executive Summary .............................................................    4
Introduction ..................................................................    9
Area Analysis .................................................................   11
Market Analysis ...............................................................   14
Site Analysis .................................................................   16
Improvement Analysis ..........................................................   16
Highest and Best Use ..........................................................   17

                                   VALUATION
Valuation Procedure ...........................................................   18
Sales Comparison Approach .....................................................   20
Income Capitalization Approach ................................................   26
Reconciliation and Conclusion .................................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Point West Apartments & Townhomes
LOCATION:                     415 Parkdale Drive
                              Charleston, South Carolina

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 28, 2003
DATE OF REPORT:               July 3, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

      Size:                   8.82 acres, or 384,199 square feet
      Assessor Parcel No.:    310-10-00-004
      Floodplain:             Community Panel No. 4554130291 G (July 15, 1988)
                              Flood Zone C and B, an area inside the floodplain.
      Zoning:                 DR-1F (Residential)

BUILDING:

      No. of Units:           120 Units
      Total NRA:              101,368 Square Feet
      Average Unit Size:      845 Square Feet
      Apartment Density:      13.6 units per acre
      Year Built:             1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                               Square           ---------------------          Monthly             Annual
Unit Type                       Feet            Per Unit       Per SF           Income             Income
---------                      ------           --------       ------           ------             ------
1Br/1Ba                           648             $520          $0.80          $16,640            $199,680
2Br/1.5Ba                         868             $600          $0.69          $42,000            $504,000
3Br/1.5Ba                       1,104             $700          $0.63          $12,600            $151,200
                                                                ------------------------------------------
                                                                Total          $71,240            $854,880
                                                                ==========================================

OCCUPANCY:                                            89%
ECONOMIC LIFE:                                        45 Years
EFFECTIVE AGE:                                        20 Years
REMAINING ECONOMIC LIFE:                              25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]      [STREET SCENE FACING NORTH PICTURE]

                                   [AREA MAP]

                                      [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

      As Vacant:               Hold for future multi-family development
      As Improved:             Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                   Amount                                $/Unit
                                                ------------                          -------------
DIRECT CAPITALIZATION
Potential Rental Income                         $854,880                              $7,124
Effective Gross Income                          $870,490                              $7,254
Operating Expenses                              $455,724                              $3,798                52.4% of EGI
Net Operating Income:                           $384,765                              $3,206

Capitalization Rate                             8.50%
DIRECT CAPITALIZATION VALUE                     $4,500,000 *                          $37,500 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                  10 years
2002 Economic Vacancy                           14%
Stabilized Vacancy & Collection Loss:           8%
Lease-up / Stabilization Period                 N/A
Terminal Capitalization Rate                    10.00%
Discount Rate                                   11.00%
Selling Costs                                   2.00%
Growth Rates:
  Income                                        3.00%
  Expenses:                                     3.00%
DISCOUNTED CASH FLOW VALUE                      $4,500,000 *                          $37,500 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE          $4,500,000                            $37,500 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)            $27,691 to $66,383
  Range of Sales $/Unit (Adjusted)              $38,075 to $41,250
VALUE INDICATION - PRICE PER UNIT               $4,700,000 *                          $39,167 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales            4.88 to 7.15
  Selected EGIM for Subject                     5.50
  Subject's Projected EGI                       $870,490
EGIM ANALYSIS CONCLUSION                        $4,800,000 *                          $40,000 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                $4,600,000 *                          $38,333 / UNIT

RECONCILED SALES COMPARISON VALUE               $4,700,000                            $39,167 / UNIT

-----------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                                   $4,700,000
  NOI Per Unit                                                     $4,600,000
  EGIM Multiplier                                                  $4,800,000
INDICATED VALUE BY SALES COMPARISON                                $4,700,000               $39,167 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                                    $4,500,000
  Discounted Cash Flow Method:                                     $4,500,000
INDICATED VALUE BY THE INCOME APPROACH                             $4,500,000               $37,500 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                               $4,500,000               $37,500 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 415 Parkdale Drive, Charleston, Charleston County, South Carolina. Charleston identifies it as 310-10-00-004.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by David Johnsen, MAI on May 28, 2003. Jimmy Pat James, MAI and Frank Fehribach, MAI have not made a personal inspection of the subject property. David Johnsen, MAI assisted Jimmy Pat James, MAI with the research, valuation analysis and writing the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI, Jimmy Pat James, MAI, and David Johnsen, MAI have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 28, 2003. The date of the report is July 3, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales &

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago:
Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:                                 6 to 12 months
   EXPOSURE PERIOD:                                  6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Point West Associates, L.P. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Charleston, South Carolina. Overall, the neighborhood is characterized as an urban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Ashley River
West   - Branchi Creek
South  - Stano River
North  - Savannah Highway (Route 17)

MAJOR EMPLOYERS

Major employers in the subject's area include Medical University of South Carolina, Charleston Air Force Base, US Navy, Charleston County School District, CareAlliance Health Services, Berkeley county School District and Westvaco Corporation. Downtown Charleston is located less than a fifteen minute drive from the subject property and provides a wide variety of employment options.. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                            NEIGHBORHOOD DEMOGRAPHICS

                                                                AREA
                                            -----------------------------------------------
         CATEGORY                           1-MI. RADIUS       3-MI. RADIUS    5-MI. RADIUS           MSA
-----------------------------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                               4,879            36,292           80,035           555,374
5-Year Population                                4,830            35,067           80,501           573,153
% Change CY-5Y                                    -1.0%             -3.4%             0.6%              3.2%
Annual Change CY-5Y                               -0.2%             -0.7%             0.1%              0.6%

HOUSEHOLDS
Current Households                               2,169            15,634           33,373           213,507
5-Year Projected Households                      2,212            15,621           34,730           225,969
% Change CY - 5Y                                   2.0%             -0.1%             4.1%              5.8%
Annual Change CY-5Y                                0.4%              0.0%             0.8%              1.2%

INCOME TRENDS
Median Household Income                        $40,293           $34,887          $38,136          $ 37,645
Per Capita Income                              $23,955           $20,783          $22,089          $ 20,671
Average Household Income                       $54,150           $47,831          $52,899          $ 53,767

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                                    AREA
                                               -----------------------------------------------
        CATEGORY                               1-MI. RADIUS     3-MI. RADIUS      5-MI. RADIUS             MSA
--------------------------------------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting                           39.24%            44.88%            36.76%              29.38%
5-Year Projected % Renting                        37.15%            44.03%            36.04%              28.21%

% of Households Owning                            55.79%            48.34%            57.13%              60.14%
5-Year Projected % Owning                         57.89%            49.08%            58.02%              61.84%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North  - Single family
South  - Single family
East   - Single family
West   - Single family

CONCLUSIONS

The subject is well located within the city of Charleston. The neighborhood is characterized as being mostly urban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                 MARKET ANALYSIS

The subject property is located in the city of Charleston in Charleston County. The overall pace of development in the subject's market is more or less stable. No new construction has been noted in the subject neighborhood. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period                                              Region            Submarket
-------------------------------------------------------------------------------
Dec. '00                                             8.5%               6.9%
June '01                                             8.9%               6.4%
Dec. '01                                            10.2%               9.1%
June '02                                             8.9%               7.8%
Dec. '02                                             8.9%               7.6%

Source: Carolina's Real Data

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market. This market has been exhibiting an increase in the overall vacancy rate; however, it remains below the overall market as a whole.

Market rents in the subject's market have been following an increasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                                      Region         % Change              Submarket              % Change
----------------------------------------------------------------------------------------------------------------
Dec. '00                                     $626               -                   $635                    -
June '01                                     $644            2.9%                   $643                  1.3%
Dec. '01                                     $654            1.6%                   $652                  1.4%
June '02                                     $672            2.8%                   $662                  1.5%
Dec/ '02                                     $678            0.9%                   $666                  0.6%

Source: Carolina's Real Data

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                             COMPETITIVE PROPERTIES

No.              Property Name                      Units        Ocpy.        Year Built              Proximity to subject
--------------------------------------------------------------------------------------------------------------------------
R-1        Ashley Oaks                               420          97%           1978               3 miles north of the subject
R-2        Castlewood                                614          93%           1989               1 mile north of the subject
R-3        Melrose Park                              156          N/A           1972               1 mile northwest of the subject
R-4        Windjammer                                188          94%           1973               2 miles northeast of the subject
R-5        Palmetto Point                            116          92%           1979               3 miles north of he subject
Subject    Point West Apartments & Townhomes         120          89%           1973

Overall, this market commands slightly lower rates than the overall Charleston market.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   8.82 acres, or 384,199 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
     Community Panel          4554130291 G, dated July 15, 1988
     Flood Zone               Zone C and B
  Zoning                      DR-1F, the subject improvements represent a
                              legal conforming use of the site.

REAL ESTATE TAXES


                                                     ASSESSED VALUE - 2002
                                          ------------------------------------------   TAX RATE /                PROPERTY
PARCEL NUMBER                              LAND            BUILDING         TOTAL      MILL RATE                   TAXES
-------------------------------------------------------------------------------------------------------------------------
310-10-00-004                             $397,000        $3,253,000      $3,650,000    0.01666                   $60,821

IMPROVEMENT ANALYSIS

  Year Built                     1973
  Number of Units                120
  Net Rentable Area              101,368 Square Feet
  Construction:
    Foundation                   Reinforced concrete slab
    Frame                        Heavy or light wood
    Exterior Walls               Brick or masonry
    Roof                         Composition shingle over a wood truss structure
  Project Amenities              Amenities at the subject include a swimming
                                 pool, laundry room, business office, and
                                 parking area.
  Unit Amenities                 Individual unit amenities include a balcony,
                                 cable TV connection, and washer dryer
                                 connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

Unit Mix:

                                             Unit Area
Unit Type               Number of Units      (Sq. Ft.)
------------------------------------------------------
1Br/1Ba                      32                  648
2Br/1.5Ba                    70                  868
3Br/1.5Ba                    18                1,104

Overall Condition                               Average
Effective Age                                   20 years
Economic Life                                   45 years
Remaining Economic Life                         25 years
Deferred Maintenance                            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 120-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                    COMPARABLE                  COMPARABLE
         DESCRIPTION                       SUBJECT                    I - 1                       I - 2
         -----------                       -------                    -----                       -----
  Property Name                   Point West Apartments &    Melrose Park               Carrington Place
                                  Townhomes
LOCATION:
  Address                         415 Parkdale Drive         2494 Etiwan Avenue         1300 Park West Boulevard
  City, State                     Charleston, South Carolina Charleston, SC             Mt. Pleasant, SC
  County                          Charleston                 Charleston                 Charleston
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          101,368                    141,024                    236,128
  Year Built                      1973                       1972                       2000
  Number of Units                 120                        156                        244
  Unit Mix:                          Type             Total     Type           Total      Type                Total
                                  1Br/1Ba              32    1Br/1Ba            102     1Br/1Ba                96
                                  2Br/1.5Ba            70    2Br/1.5Ba           54     2Br/2Ba               128
                                  3Br/1.5Ba            18                               3Br/2Ba                20
  Average Unit Size (SF)          845                        904                        968
  Land Area (Acre)                8.8200                     9.0000                     19.0000
  Density (Units/Acre)            13.6                       17.3                       12.8
  Parking Ratio (Spaces/Unit)     0.00                       N/A                        N/A
  Parking Type (Gr., Cov., etc.)  Open                       Open                       Garages, Open
CONDITION:                        Average                    Average                    Very Good
APPEAL:                           Average                    Average                    Very Good
AMENITIES:
  Pool/Spa                        Yes/No                     Yes/Yes                    Yes/Yes
  Gym Room                        No                         Yes                        Yes
  Laundry Room                    Yes                        Yes                        Yes
  Secured Parking                 No                         Yes                        Yes
  Sport Courts                    No                         Yes                        Yes
  Washer/Dryer Connection         No                         No                         Yes
  Fireplaces                      No                         No                         No
OCCUPANCY:                        89%                        95%                        N/A
TRANSACTION DATA:
  Sale Date                                                  February, 2002             June, 2001
  Sale Price ($)                                             $6,202,410                 $16,197,370
  Grantor                                                    N/A                        The Spanos Corporation
  Grantee                                                    JRC JV Melrose LLC         Town Place LP, LLC
  Sale Documentation                                         Book K387, Page 564        Book A375, Page 699
  Verification                                               Real Data                  Confidential
  Telephone Number
ESTIMATED PRO-FORMA:                                           Total $   $/Unit   $/SF    Total $   $/Unit    $/SF
                                                             ----------  ------   ----- ----------  ------   ------
  Potential Gross Income                                     $1,050,840  $6,736   $7.45 $2,416,800  $9,905   $10.24
  Vacancy/Credit Loss                                        $   52,542  $  337   $0.37 $  145,008  $  594   $ 0.61
                                                             ----------  ------   ----- ----------  ------   ------
  Effective Gross Income                                     $  998,298  $6,399   $7.08 $2,271,792  $9,311   $ 9.62
  Operating Expenses                                         $  499,200  $3,200   $3.54 $  942,748  $3,864   $ 3.99
                                                             ----------  ------   ----- ----------  ------   ------
  Net Operating Income                                       $  499,098  $3,199   $3.54 $1,329,044  $5,447   $ 5.63
                                                             ----------  ------   ----- ----------  ------   ------
NOTES:                                                       None                       None
  PRICE PER UNIT                                                         $39,759                $66,383
  PRICE PER SQUARE FOOT                                                  $ 43.98                $ 68.60
  EXPENSE RATIO                                                             50.0%                  41.5%
  EGIM                                                                      6.21                   7.13
  OVERALL CAP RATE                                                          8.05%                  8.21%
  Cap Rate based on Pro Forma or Actual Income?                          PRO FORMA              PRO FORMA

                                          COMPARABLE                COMPARABLE                  COMPARABLE
         DESCRIPTION                        I - 3                     I - 4                       I - 5
         -----------                        -----                     -----                       -----
  Property Name                   Martin's Creek              Peppertree               Westbury Mews
LOCATION:
  Address                         700 Martin's Creek          4640 Forest Hills Drive  1425 Old Trolley Road
                                  Bouleavard
  City, State                     Summerville, SC             N. Charleston, SC        Summerville, SC
  County                          Dochester                   Charleston               Dorchester
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)          195,200                     302,168                  118,536
  Year Built                      1985                        1980                     1988
  Number of Units                 200                         353                      132
  Unit Mix:                         Type              Total      Type          Total      Type                Total
                                  1Br/1Ba               48     1Br/1Ba          122      1Br/1Ba               44
                                  2Br/2Ba              128     2Br/2Ba          231      2Br/1Ba               12
                                  3Br/12Ba              24                               2Br/2Ba               60
                                                                                         3Br/2Ba               16
  Average Unit Size (SF)          976                         856                      898
  Land Area (Acre)                N/A                         N/A                      N/A
  Density (Units/Acre)
  Parking Ratio (Spaces/Unit)     N/A                         N/A                      N/A
  Parking Type (Gr., Cov., etc.)  Open                        Open                     Open
CONDITION:                        Average                     Average                  Good
APPEAL:                           Average                     Average                  Good
AMENITIES:
  Pool/Spa                        Yes/Yes                     Yes/Yes                  Yes/Yes
  Gym Room                        Yes                         No                       Yes
  Laundry Room                    Yes                         Yes                      Yes
  Secured Parking                 No                          No                       No
  Sport Courts                    No                          No                       No
  Washer/Dryer Connection         Yes                         No                       No
  Fireplaces                      Yes                         No                       Yes
OCCUPANCY:                        96%                         92%                      98%
TRANSACTION DATA:
  Sale Date                       December, 2000              March, 1999              September, 1998
  Sale Price ($)                  $10,000,000                 $9,775,000               $6,125,000
  Grantor                         N/A                         N/A                      N/A
  Grantee                         Jupiter Realty              Peppertree I, LLC        High Associates, Ltd.
  Sale Documentation              N/A                         Book F323, Page 772      N/A
  Verification                    Real Data                   Real Data                Real Data
  Telephone Number

ESTIMATED PRO-FORMA:               Total $    $/Unit  $/SF      Total $   $/Unit  $/SF       Total $   $/Unit   $/SF
                                  ----------  ------  ----    ----------  ------  -----      -------   ------   -----
  Potential Gross Income          $1,473,120  $7,366  $7.55   $2,163,648  $6,129  $7.16      $960,384  $7,276   $8.10
  Vacancy/Credit Loss             $   73,656  $  368  $0.38   $  162,274  $  460  $0.54      $ 48,019  $  364   $0.41
                                  ----------  ------  ----    ----------  ------  -----      -------   ------   -----
  Effective Gross Income          $1,399,464  $6,997  $7.17   $2,001,374  $5,670  $6.62      $912,365  $6,912   $7.70
  Operating Expenses              $  600,000  $3,000  $3.07   $1,059,000  $3,000  $3.50      $396,000  $3,000   $3.34
                                  ----------  ------  ----    ----------  ------  -----      -------   ------   -----
  Net Operating Income            $  799,464  $3,997  $4.10   $  942,374  $2,670  $3.12      $516,365  $3,912   $4.36
                                  ----------  ------  ----    ----------  ------  -----      -------   ------   -----
NOTES:                            None                        None                     None
  PRICE PER UNIT                               $50,000                       $27,691                        $46,402
  PRICE PER SQUARE FOOT                        $ 51.23                       $ 32.35                        $ 51.67
  EXPENSE RATIO                                   42.9%                         52.9%                          43.4%
  EGIM                                            7.15                          4.88                           6.71
  OVERALL CAP RATE                                7.99%                         9.64%                          8.43%
  Cap Rate based on Pro Forma or
    Actual Income?                            PRO FORMA                     PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                               [IMPROVED SALES MAP]
                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $27,691 to $66,383 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $38,075 to $41,250 per unit with a mean or average adjusted price of $39,317 per unit. The median adjusted price is $38,904 per unit. Based on the following analysis, we have concluded to a value of $39,000 per unit, which results in an "as is" value of $4,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

SALES ADJUSTMENT GRID

                                                                          COMPARABLE                   COMPARABLE
            DESCRIPTION                      SUBJECT                        I - 1                        I - 2
---------------------------------------------------------------------------------------------------------------------------------
   Property Name                       Point West Apartments &     Melrose Park                 Carrington Place
                                       Townhomes
   Address                             415 Parkdale Drive          2494 Etiwan Avenue           1300 Park West Boulevard
   City                                Charleston, South           Charleston, SC               Mt. Pleasant, SC
                                       Carolina
   Sale Date                                                       February, 2002               June, 2001
   Sale Price ($)                                                  $6,202,410                   $16,197,370
   Net Rentable Area (SF)              101,368                     141,024                      236,128
   Number of Units                     120                         156                          244
   Price Per Unit                                                  $39,759                      $66,383
   Year Built                          1973                        1972                         2000
   Land Area (Acre)                    8.8200                      9.0000                       19.0000
VALUE ADJUSTMENTS                         DESCRIPTION                 DESCRIPTION        ADJ.      DESCRIPTION         ADJ.
   Property Rights Conveyed            Fee Simple Estate           Fee Simple Estate      0%    Fee Simple Estate      0%
   Financing                                                       Cash To Seller         0%    Cash To Seller         0%
   Conditions of Sale                                              Arm's Length           0%    Arm's Length           0%
   Date of Sale (Time)                                             02-2002                3%    June, 2001             5%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                          $40,952                      $69,702
   Location                                                        Comparable             0%    Comparable             0%
   Number of Units                     120                         156                    0%    244                    0%
   Quality / Appeal                    Average                     Comparable             0%    Superior             -20%
   Age / Condition                     1973                        1972 / Average         0%    2000 / Very Good     -10%
   Occupancy at Sale                   89%                         95%                    0%    N/A                    0%
   Amenities                           Average                     Superior              -5%    Superior             -10%
   Average Unit Size (SF)              845                         904                    0%    968                   -5%
PHYSICAL ADJUSTMENT                                                                      -5%                         -45%
FINAL ADJUSTED VALUE ($/UNIT)                                                $38,904                      $38,336

                                                COMPARABLE                    COMPARABLE                  COMPARABLE
            DESCRIPTION                           I - 3                         I - 4                       I - 5
---------------------------------------------------------------------------------------------------------------------------------
   Property Name                         Martin's Creek                Peppertree                  Westbury Mews
   Address                               700 Martin's Creek            4640 Forest Hills           1425 Old Trolley
                                         Bouleavard                    Drive                       Road
   City                                  Summerville, SC               N. Charleston, SC           Summerville, SC
   Sale Date                             December, 2000                March, 1999                 September, 1998
   Sale Price ($)                        $10,000,000                   $9,775,000                  $6,125,000
   Net Rentable Area (SF)                195,200                       302,168                     118,536
   Number of Units                       200                           353                         132
   Price Per Unit                        $50,000                       $27,691                     $46,402
   Year Built                            1985                          1980                        1988
   Land Area (Acre)                      N/A                           N/A                         N/A
VALUE ADJUSTMENTS                           DESCRIPTION       ADJ.        DESCRIPTION       ADJ.    DESCRIPTION             ADJ.
   Property Rights Conveyed              Fee Simple Estate     0%      Fee Simple Estate     0%    Fee Simple Estate         0%
   Financing                             Cash To Seller        0%      Cash To Seller        0%    Cash To Seller            0%
   Conditions of Sale                    Arm's Length          0%      Arm's Length          0%    Arm's Length              0%
   Date of Sale (Time)                   December, 2000       10%      03-1999              10%    09-1998                  15%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                $55,000                       $30,460                     $53,362
   Location                              Comparable            0%      Inferior             25%    Comparable                0%
   Number of Units                       200                   0%      353                   0%    132                       0%
   Quality / Appeal                      Superior            -10%      Comparable            0%    Superior                -10%
   Age / Condition                       1985 / Average       -5%      1980 / Average        0%    1988 / Good              -5%
   Occupancy at Sale                     96%                   0%      92%                   0%    98%                       0%
   Amenities                             Superior            -10%      Comparable            0%    Superior                -10%
   Average Unit Size (SF)                976                   0%      856                   0%    898                       0%
PHYSICAL ADJUSTMENT                                          -25%                           25%                            -25%
FINAL ADJUSTED VALUE ($/UNIT)                      $41,250                       $38,075                     $40,021

SUMMARY

VALUE RANGE (PER UNIT)                         $38,075           TO       $41,250
MEAN (PER UNIT)                                $39,317
MEDIAN (PER UNIT)                              $38,904
VALUE CONCLUSION (PER UNIT)                    $39,000

VALUE INDICATED BY SALES COMPARISON APPROACH            $4,680,000
ROUNDED                                                 $4,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                             NOI PER UNIT COMPARISON

                           SALE PRICE                          NOI/                SUBJECT NOI
COMPARABLE   NO. OF        ----------                        --------            --------------       ADJUSTMENT         INDICATED
   NO.       UNITS         PRICE/UNIT         OAR            NOI/UNIT            SUBJ. NOI/UNIT         FACTOR           VALUE/UNIT
   ---       -----         ----------         ---            --------            --------------         ------           ----------
   I-1        156          $ 6,202,410        8.05%         $  499,098               $384,765            1.002            $39,846
                           $    39,759                      $    3,199               $  3,206
   I-2        244          $16,197,370        8.21%         $1,329,044               $384,765            0.589            $39,077
                           $    66,383                      $    5,447               $  3,206
   I-3        200          $10,000,000        7.99%         $  799,464               $384,765            0.802            $40,107
                           $    50,000                      $    3,997               $  3,206
   I-4        353          $ 9,775,000        9.64%         $  942,374               $384,765            1.201            $33,259
                           $    27,691                      $    2,670               $  3,206
   I-5        132          $ 6,125,000        8.43%         $  516,365               $384,765            0.820            $38,033
                           $    46,402                      $    3,912               $  3,206

                                   PRICE/UNIT

Low            High          Average         Median
$33,259        $40,107       $38,064         $39,077

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                                $   38,000
                                                        ----------
Number of Units                                                120
                                                        ----------
Value Based on NOI Analysis                             $4,560,000

                                      Rounded           $4,600,000

The adjusted sales indicate a range of value between $33,259 and $40,107 per unit, with an average of $38,064 per unit. Based on the subject's competitive position within the improved sales, a value of $38,000 per unit is estimated. This indicates an "as is" market value of $4,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                                       SALE PRICE
COMPARABLE               NO. OF        ----------           EFFECTIVE        OPERATING                      SUBJECT
   NO.                   UNITS         PRICE/UNIT          GROSS INCOME       EXPENSE          OER        PROJECTED OER       EGIM
   ---                   -----         ----------          ------------     -----------        ---        -------------       ----
   I-1                     156         $ 6,202,410          $  998,298       $  499,200       50.01%                          6.21
                                       $    39,759
   I-2                     244         $16,197,370          $2,271,792       $  942,748       41.50%                          7.13
                                       $    66,383
   I-3                     200         $10,000,000          $1,399,464       $  600,000       42.87%        52.35%            7.15
                                       $    50,000
   I-4                     353         $ 9,775,000          $2,001,374       $1,059,000       52.91%                          4.88
                                       $    27,691
   I-5                     132         $ 6,125,000          $  912,365       $  396,000       43.40%                          6.71
                                       $    46,402

                                      EGIM

Low      High                 Average       Median
---      ----                 -------       ------
4.88     7.15                  6.42         6.71

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES


 Estimate EGIM                                                5.50
 Subject EGI                                            $  870,490
                                                        ----------
 Value Based on EGIM Analysis                           $4,787,693
                                     Rounded            $4,800,000

             Value Per Unit                             $   40,000

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 52.35% before reserves. The comparable sales indicate a range of expense ratios from 41.50% to 52.91%, while their EGIMs range from 4.88 to 7.15. Overall, we conclude to an EGIM of 5.50, which results in an "as is" value estimate in the EGIM Analysis of $4,800,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $4,700,000.

Price Per Unit                          $4,700,000
NOI Per Unit                            $4,600,000
EGIM Analysis                           $4,800,000

Sales Comparison Conclusion             $4,700,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                                     Average
                          Unit Area           --------------------
Unit Type                 (Sq. Ft.)           Per Unit      Per SF        %Occupied
-----------------------------------------------------------------------------------
1Br/1Ba                      648               $515          $0.79          87.5%
2Br/1.5Ba                    868               $593          $0.68          90.0%
3Br/1.5Ba                   1104               $700          $0.63          88.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                 RENT ANALYSIS

                                                                                           COMPARABLE RENTS
                                                                   ----------------------------------------------------------------
                                                                    R-1          R-2          R-3              R-4            R-5
                                                                   ----------------------------------------------------------------
                                                                   Ashley                    Melrose                       Palmetto
                                                                    Oaks      Castlewood      Park          Windjammer       Point
                                                                   ----------------------------------------------------------------
                                            SUBJECT    SUBJECT                           COMPARISON TO SUBJECT
                            SUBJECT UNIT     ACTUAL     ASKING    -----------------------------------------------------------------
   DESCRIPTION                 TYPE           RENT      RENT      Similar      Similar      Similar          Superior       Similar
   -----------                 ----           ----      ----      -------      -------      -------          --------       -------
Monthly Rent                 1Br/1Ba         $  515    $  529      $  520                    $  550           $  566         $  510
Unit Area (SF)                                  648       648         650                       800              659            742
Monthly Rent Per Sq. Ft.                     $ 0.79    $ 0.82      $ 0.80                    $ 0.69           $ 0.86         $ 0.69

Monthly Rent                 2Br/1.5Ba       $  593    $  639      $  605       $  625       $  630           $  714         $  600
Unit Area (SF)                                  868       868         950        1,080        1,100            1,044            912
Monthly Rent Per Sq. Ft.                     $ 0.68    $ 0.74      $ 0.64       $ 0.58       $ 0.57           $ 0.68         $ 0.66

Monthly Rent                 3Br/1.5Ba       $  700    $  749      $  665                                     $  810         $  700
Unit Area (SF)                                1,104     1,104       1,100                                      1,037          1,142
Monthly Rent Per Sq. Ft.                     $ 0.63    $ 0.68      $ 0.60                                     $ 0.78         $ 0.61


   DESCRIPTION                    MIN           MAX            MEDIAN       AVERAGE
   -----------                    ---           ---            ------       -------
Monthly Rent                     $  510        $  566          $  535        $  537
Unit Area (SF)                      650           800             701           713
Monthly Rent Per Sq. Ft.         $ 0.69        $ 0.86          $ 0.74        $ 0.76

Monthly Rent                     $  600        $  714          $  625        $  635
Unit Area (SF)                      912         1,100           1,044         1,017
Monthly Rent Per Sq. Ft.         $ 0.57        $ 0.68          $ 0.64        $ 0.63

Monthly Rent                     $  665        $  810          $  700        $  725
Unit Area (SF)                    1,037         1,142           1,100         1,093
Monthly Rent Per Sq. Ft.         $ 0.60        $ 0.78          $ 0.61        $ 0.67

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                                  Market Rent
                                               Unit Area      ---------------------       Monthly        Annual
 Unit Type            Number of Units          (Sq. Ft.)      Per Unit       Per SF       Income         Income
 ---------            ---------------          ---------      --------       ------       ------         ------
1Br/1Ba                     32                     648          $520          $0.80       $16,640       $199,680
2Br/1.5Ba                   70                     868          $600          $0.69       $42,000       $504,000
3Br/1.5Ba                   18                   1,104          $700          $0.63       $12,600       $151,200
                                                                                          ----------------------
                                                                              Total       $71,240       $854,880
                                                                                          ======================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                    FISCAL YEAR 2000         FISCAL YEAR 2001          FISCAL YEAR 2002          FISCAL YEAR 2003
                                    ----------------         ----------------          ----------------          ----------------
                                        ACTUAL                    ACTUAL                    ACTUAL               MANAGEMENT BUDGET
                                        ------                    ------                    ------               -----------------
         DESCRIPTION              TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
         -----------              -----       --------      -----       --------      -----       --------      -----       --------
Revenues
    Rental Income                $775,251     $  6,460     $830,320     $  6,919     $829,190     $  6,910     $831,900     $  6,933

    Vacancy                      $ 24,790     $    207     $ 38,199     $    318     $ 62,816     $    523     $ 57,000     $    475
    Credit Loss/Concessions      $ 13,455     $    112     $ 29,314     $    244     $ 56,850     $    474     $ 25,800     $    215
                                 ---------------------------------------------------------------------------------------------------
         Subtotal                $ 38,245     $    319     $ 67,513     $    563     $119,666     $    997     $ 82,800     $    690

    Laundry Income               $ 10,678     $     89     $  9,668     $     81     $ 10,886     $     91     $ 14,400     $    120
    Garage Revenue               $      0     $      0     $      0     $      0     $      0     $      0     $      0     $      0
    Other Misc. Revenue          $ 37,666     $    314     $ 68,738     $    573     $ 86,278     $    719     $ 72,000     $    600
                                 ---------------------------------------------------------------------------------------------------
         Subtotal Other Income   $ 48,344     $    403     $ 78,406     $    653     $ 97,164     $    810     $ 86,400     $    720

                                 ---------------------------------------------------------------------------------------------------
Effective Gross Income           $785,350     $  6,545     $841,213     $  7,010     $806,688     $  6,722     $835,500     $  6,963

Operating Expenses
    Taxes                        $ 38,630     $    322     $ 55,218     $    460     $ 75,473     $    629     $ 74,399     $    620
    Insurance                    $ 25,185     $    210     $ 69,151     $    576     $ 72,933     $    608     $ 25,090     $    209
    Utilities                    $ 81,642     $    680     $ 73,903     $    616     $ 75,402     $    628     $ 78,000     $    650
    Repair & Maintenance         $ 58,889     $    491     $ 66,655     $    555     $ 58,927     $    491     $ 71,600     $    597
    Cleaning                     $      0     $      0     $      0     $      0     $      0     $      0     $      0     $      0
    Landscaping                  $      0     $      0     $      0     $      0     $      0     $      0     $      0     $      0
    Security                     $      0     $      0     $      0     $      0     $      0     $      0     $      0     $      0
    Marketing & Leasing          $ 13,384     $    112     $ 12,529     $    104     $ 12,591     $    105     $ 13,500     $    113
    General Administrative       $105,162     $    876     $100,593     $    838     $101,895     $    849     $ 99,050     $    825
    Management                   $ 39,484     $    329     $ 45,003     $    375     $ 43,044     $    359     $ 41,760     $    348
    Miscellaneous                $      0     $      0     $      0     $      0     $      0     $      0     $      0     $      0

                                 ---------------------------------------------------------------------------------------------------
Total Operating Expenses         $362,376     $  3,020     $423,052     $  3,525     $440,265     $  3,669     $403,399     $  3,362

    Reserves                     $      0     $      0     $      0     $      0     $      0     $      0     $      0     $      0

                                 ---------------------------------------------------------------------------------------------------
Net Income                       $422,974     $  3,525     $418,161     $  3,485     $366,423     $  3,054     $432,101     $  3,601

                                       ANNUALIZED 2003
                                       ---------------
                                          PROJECTION               AAA PROJECTION
                                          ----------               --------------
          DESCRIPTION                TOTAL       PER UNIT      TOTAL       PER UNIT         %
          -----------                -----       --------      -----       --------       -----
Revenues
    Rental Income                   $810,740     $  6,756     $854,880     $  7,124       100.0%

    Vacancy                         $ 89,316     $    744     $ 51,293     $    427         6.0%
    Credit Loss/Concessions         $ 56,648     $    472     $ 17,098     $    142         2.0%
                                    -----------------------------------------------------------
         Subtotal                   $145,964     $  1,216     $ 68,390     $    570         8.0%

    Laundry Income                  $ 11,792     $     98     $ 12,000     $    100         1.4%
    Garage Revenue                  $      0     $      0     $      0     $      0         0.0%
    Other Misc. Revenue             $109,816     $    915     $ 72,000     $    600         8.4%
                                    -----------------------------------------------------------
         Subtotal Other Income      $121,608     $  1,013     $ 84,000     $    700         9.8%

                                    -----------------------------------------------------------
Effective Gross Income              $786,384     $  6,553     $870,490     $  7,254       100.0%

Operating Expenses
    Taxes                           $ 82,860     $    691     $ 74,400     $    620         8.5%
    Insurance                       $ 76,012     $    633     $ 72,000     $    600         8.3%
    Utilities                       $ 88,820     $    740     $ 78,000     $    650         9.0%
    Repair & Maintenance            $ 99,884     $    832     $ 72,000     $    600         8.3%
    Cleaning                        $      0     $      0     $      0     $      0         0.0%
    Landscaping                     $      0     $      0     $      0     $      0         0.0%
    Security                        $      0     $      0     $      0     $      0         0.0%
    Marketing & Leasing             $ 18,852     $    157     $ 13,800     $    115         1.6%
    General Administrative          $127,640     $  1,064     $102,000     $    850        11.7%
    Management                      $ 36,908     $    308     $ 43,524     $    363         5.0%
    Miscellaneous                   $      0     $      0     $      0     $      0         0.0%

                                    -----------------------------------------------------------
Total Operating Expenses            $530,976     $  4,425     $455,724     $  3,798        52.4%

    Reserves                        $      0     $      0     $ 30,000     $    250         6.6%

                                    -----------------------------------------------------------
Net Income                          $255,408     $  2,128     $384,765     $  3,206        44.2%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                                                         CAPITALIZATION RATES
                         -------------------------------------------------------------------------------------
                                      GOING-IN                                              TERMINAL
                         -------------------------------------------------------------------------------------
                         LOW                          HIGH                       LOW                     HIGH
                         ---                          ----                       ---                     ----
RANGE                    6.00%                        10.00%                     7.00%                   10.00%
AVERAGE                                8.14%                                                   8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.           SALE DATE                  OCCUP.       PRICE/UNIT           OAR
---------           ---------                  ------       ----------           ---
  I-1                 Feb-02                    95%          $39,759             8.05%
  I-2               June, 2001                  N/A          $66,383             8.21%
  I-3             December, 2000                96%          $50,000             7.99%
  I-4                 Mar-99                    92%          $27,691             9.64%
  I-5                 Sep-98                    98%          $46,402             8.43%
                                                                 High            9.64%
                                                                  Low            7.99%
                                                              Average            8.46%

Based on this information, we have concluded the subject's overall capitalization rate should be 8.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $4,500,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

approximately 40% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

DISCOUNTED CASH FLOW ANALYSIS

                        POINT WEST APARTMENTS & TOWNHOMES

       YEAR                             APR-2004        APR-2005        APR-2006        APR-2007        APR-2008        APR-2009
    FISCAL YEAR                            1               2               3               4               5               6
    -----------                        ----------      ----------      ----------      ----------      ----------      ----------
REVENUE
    Base Rent                          $  854,880      $  880,526      $  906,942      $  934,150      $  962,175      $  991,040

    Vacancy                            $   51,293      $   52,832      $   54,417      $   56,049      $   57,730      $   59,462
    Credit Loss                        $   17,098      $   17,611      $   18,139      $   18,683      $   19,243      $   19,821
    Concessions                        $        0      $        0      $        0      $        0      $        0      $        0
                                       ----------      ----------      ----------      ----------      ----------      ----------
         Subtotal                      $   68,390      $   70,442      $   72,555      $   74,732      $   76,974      $   79,283

    Laundry Income                     $   12,000      $   12,360      $   12,731      $   13,113      $   13,506      $   13,911
    Garage Revenue                     $        0      $        0      $        0      $        0      $        0      $        0
    Other Misc. Revenue                $   72,000      $   74,160      $   76,385      $   78,676      $   81,037      $   83,468
                                       ----------      ----------      ----------      ----------      ----------      ----------
         Subtotal Other Income         $   84,000      $   86,520      $   89,116      $   91,789      $   94,543      $   97,379
                                       ----------      ----------      ----------      ----------      ----------      ----------
EFFECTIVE GROSS INCOME                 $  870,490      $  896,604      $  923,502      $  951,207      $  979,744      $1,009,136

OPERATING EXPENSES:
    Taxes                              $   74,400      $   76,632      $   78,931      $   81,299      $   83,738      $   86,250
    Insurance                          $   72,000      $   74,160      $   76,385      $   78,676      $   81,037      $   83,468
    Utilities                          $   78,000      $   80,340      $   82,750      $   85,233      $   87,790      $   90,423
    Repair & Maintenance               $   72,000      $   74,160      $   76,385      $   78,676      $   81,037      $   83,468
    Cleaning                           $        0      $        0      $        0      $        0      $        0      $        0
    Landscaping                        $        0      $        0      $        0      $        0      $        0      $        0
    Security                           $        0      $        0      $        0      $        0      $        0      $        0
    Marketing & Leasing                $   13,800      $   14,214      $   14,640      $   15,080      $   15,532      $   15,998
    General Administrative             $  102,000      $  105,060      $  108,212      $  111,458      $  114,802      $  118,246
    Management                         $   43,524      $   44,830      $   46,175      $   47,560      $   48,987      $   50,457
    Miscellaneous                      $        0      $        0      $        0      $        0      $        0      $        0
                                       ----------      ----------      ----------      ----------      ----------      ----------
TOTAL OPERATING EXPENSES               $  455,724      $  469,396      $  483,478      $  497,982      $  512,922      $  528,310
    Reserves                           $   30,000      $   30,900      $   31,827      $   32,782      $   33,765      $   34,778
                                       ----------      ----------      ----------      ----------      ----------      ----------
NET OPERATING INCOME                   $  384,765      $  396,308      $  408,197      $  420,443      $  433,057      $  446,048
                                       ==========      ==========      ==========      ==========      ==========      ==========
Operating Expense Ratio (% of EGI)           52.4%           52.4%           52.4%           52.4%           52.4%           52.4%
Operating Expense Per Unit             $    3,798      $    3,912      $    4,029      $    4,150      $    4,274      $    4,403

       YEAR                                 APR-2010        APR-2011        APR-2012        APR-2013        APR-2014
    FISCAL YEAR                                7               8               9              10              11
    -----------                            ----------      ----------      ----------      ----------      ----------
REVENUE
    Base Rent                              $1,020,771      $1,051,395      $1,082,936      $1,115,424      $1,148,887

    Vacancy                                $   61,246      $   63,084      $   64,976      $   66,925      $   68,933
    Credit Loss                            $   20,415      $   21,028      $   21,659      $   22,308      $   22,978
    Concessions                            $        0      $        0      $        0      $        0      $        0
                                           ----------      ----------      ----------      ----------      ----------
         Subtotal                          $   81,662      $   84,112      $   86,635      $   89,234      $   91,911

    Laundry Income                         $   14,329      $   14,758      $   15,201      $   15,657      $   16,127
    Garage Revenue                         $        0      $        0      $        0      $        0      $        0
    Other Misc. Revenue                    $   85,972      $   88,551      $   91,207      $   93,944      $   96,762
                                           ----------      ----------      ----------      ----------      ----------
         Subtotal Other Income             $  100,300      $  103,309      $  106,409      $  109,601      $  112,889
                                           ----------      ----------      ----------      ----------      ----------
EFFECTIVE GROSS INCOME                     $1,039,410      $1,070,592      $1,102,710      $1,135,791      $1,169,865

OPERATING EXPENSES:
    Taxes                                  $   88,837      $   91,503      $   94,248      $   97,075      $   99,987
    Insurance                              $   85,972      $   88,551      $   91,207      $   93,944      $   96,762
    Utilities                              $   93,136      $   95,930      $   98,808      $  101,772      $  104,825
    Repair & Maintenance                   $   85,972      $   88,551      $   91,207      $   93,944      $   96,762
    Cleaning                               $        0      $        0      $        0      $        0      $        0
    Landscaping                            $        0      $        0      $        0      $        0      $        0
    Security                               $        0      $        0      $        0      $        0      $        0
    Marketing & Leasing                    $   16,478      $   16,972      $   17,481      $   18,006      $   18,546
    General Administrative                 $  121,793      $  125,447      $  129,211      $  133,087      $  137,079
    Management                             $   51,971      $   53,530      $   55,136      $   56,790      $   58,493
    Miscellaneous                          $        0      $        0      $        0      $        0      $        0
                                           ----------      ----------      ----------      ----------      ----------
TOTAL OPERATING EXPENSES                   $  544,159      $  560,484      $  577,298      $  594,617      $  612,456
    Reserves                               $   35,822      $   36,896      $   38,003      $   39,143      $   40,317
                                           ----------      ----------      ----------      ----------      ----------
NET OPERATING INCOME                       $  459,430      $  473,213      $  487,409      $  502,031      $  517,092
                                           ==========      ==========      ==========      ==========      ==========
Operating Expense Ratio (% of EGI)               52.4%           52.4%           52.4%           52.4%           52.4%
Operating Expense Per Unit                 $    4,535      $    4,671      $    4,811      $    4,955      $    5,104

Estimated Stabilized NOI    $384,765    Sales Expense Rate    2.00%
Months to Stabilized               0    Discount Rate        11.00%
Stabilized Occupancy            94.0%   Terminal Cap Rate    10.00%

Gross Residual Sale Price      $5,170,921     Deferred Maintenance        $        0
 Less: Sales Expense           $  103,418     Add: Excess Land            $        0
                               ----------     Other Adjustments           $        0
Net Residual Sale Price        $5,067,503                                 ----------
PV of Reversion                $1,784,696     Value Indicated By "DCF"    $4,481,927
Add: NPV of NOI                $2,697,231              Rounded            $4,500,000
                               ----------
 PV Total                       $4,481,927

                          "DCF" VALUE SENSITIVITY TABLE

                                                          DISCOUNT RATE
                                                          -------------
TOTAL VALUE
                                      10.50%           10.75%          11.00%          11.25%            11.50%
                        9.50%    $4,727,711       $4,650,948      $4,575,858      $4,502,400        $4,430,531
                        9.75%    $4,677,317       $4,601,680      $4,527,688      $4,455,301        $4,384,478
TERMINAL CAP RATE      10.00%    $4,629,442       $4,554,875      $4,481,927      $4,410,558        $4,340,728
                       10.25%    $4,583,903       $4,510,353      $4,438,398      $4,367,997        $4,299,112
                       10.50%    $4,540,532       $4,467,951      $4,396,941      $4,327,463        $4,259,477

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 8.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                        POINT WEST APARTMENTS & TOWNHOMES

                                                                        TOTAL        PER SQ. FT.    PER UNIT      %OF EGI
                                                                        -----        -----------    --------      -------
REVENUE
   Base Rent                                                          $  854,880       $ 8.43        $ 7,124

   Less: Vacancy & Collection Loss                     8.00%          $   68,390       $ 0.67        $   570

   Plus: Other Income
      Laundry Income                                                  $   12,000       $ 0.12        $   100        1.38%
      Garage Revenue                                                  $        0       $ 0.00        $     0        0.00%
      Other Misc. Revenue                                             $   72,000       $ 0.71        $   600        8.27%
                                                                      ----------       ------        -------       -----
         Subtotal Other Income                                        $   84,000       $ 0.83        $   700        9.65%

EFFECTIVE GROSS INCOME                                                $  870,490       $ 8.59        $ 7,254

OPERATING EXPENSES:
   Taxes                                                              $   74,400       $ 0.73        $   620        8.55%
   Insurance                                                          $   72,000       $ 0.71        $   600        8.27%
   Utilities                                                          $   78,000       $ 0.77        $   650        8.96%
   Repair & Maintenance                                               $   72,000       $ 0.71        $   600        8.27%
   Cleaning                                                           $        0       $ 0.00        $     0        0.00%
   Landscaping                                                        $        0       $ 0.00        $     0        0.00%
   Security                                                           $        0       $ 0.00        $     0        0.00%
   Marketing & Leasing                                                $   13,800       $ 0.14        $   115        1.59%
   General Administrative                                             $  102,000       $ 1.01        $   850       11.72%
   Management                                          5.00%          $   43,524       $ 0.43        $   363        5.00%
   Miscellaneous                                                      $        0       $ 0.00        $     0        0.00%

TOTAL OPERATING EXPENSES                                              $  455,724       $ 4.50        $ 3,798       52.35%

   Reserves                                                           $   30,000       $ 0.30        $   250        3.45%
                                                                      ----------       ------        -------       -----
NET OPERATING INCOME                                                  $  384,765       $ 3.80        $ 3,206       44.20%

   "GOING IN" CAPITALIZATION RATE                                           8.50%

   VALUE INDICATION                                                   $4,526,648       $44.66        $37,722

   "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                                $4,526,648

                                      ROUNDED                         $4,500,000       $44.39        $37,500

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                  DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE              VALUE                ROUNDED           $/UNIT                $/SF
--------              -----                -------           ------                ----
 7.75%             $4,964,711            $5,000,000          $41,667              $49.33
 8.00%             $4,809,564            $4,800,000          $40,000              $47.35
 8.25%             $4,663,820            $4,700,000          $39,167              $46.37
 8.50%             $4,526,648            $4,500,000          $37,500              $44.39
 8.75%             $4,397,316            $4,400,000          $36,667              $43.41
 9.00%             $4,275,168            $4,300,000          $35,833              $42.42
 9.25%             $4,159,623            $4,200,000          $35,000              $41.43

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis           $4,500,000
Direct Capitalization Method            $4,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $4,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                           Not Utilized
Sales Comparison Approach                $4,700,000
Income Approach                          $4,500,000
Reconciled Value                         $4,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 28, 2003 the market value of the fee simple estate in the property is:

                                   $4,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - APARTMENT BUILDING PICTURE]    [STREET SCENE FACING NORTH PICTURE]

        [SWIMMING  POOL PICTURE]         [EXTERIOR - APARTMENT BUILDING PICTURE]

    [EXTERIOR - PARKING LOT PICTURE]    [EXTERIOR - APARTMENT BUILDINGS PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                               SUBJECT PHOTOGRAPHS

[INTERIOR - CLUBHOUSE PICTURE]                  [INTERIOR - LIVING ROOM PICTURE]

 [INTERIOR - KITCHEN PICTURE]                     [INTERIOR - BEDROOM PICTURE]

[INTERIOR - BATHROOM PICTURE]                  [INTERIOR - LAUNDRY ROOM PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1             COMPARABLE I-2               COMPARABLE I-3
     MELROSE PARK             CARRINGTON PLACE             MARTIN'S CREEK
  2494 Etiwan Avenue     1300 Park West Boulevard  700 Martin's Creek Bouleavard
    Charleston, SC            Mt. Pleasant, SC             Summerville, SC

      [PICTURE]                 [PICTURE]                     [PICTURE]

    COMPARABLE I-4             COMPARABLE I-5

     PEPPERTREE                 WESTBURY MEWS
4640 Forest Hills Drive    1425 Old Trolley Road
   N. Charleston, SC           Summerville, SC

      [PICTURE]                    [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                        COMPARABLE
          DESCRIPTION                                 SUBJECT                                             R - 1
          -----------                                 -------                                           ----------
   Property Name                    Point West Apartments & Townhomes                Ashley Oaks
   Management Company               AIMCO                                            Asset Management Consulting Services
LOCATION:
   Address                          415 Parkdale Drive                               78 Ashley Hall Plantation Road
   City, State                      Charleston, South Carolina                       Charleston, South Carolina
   County                           Charleston                                       Charleston
   Proximity to Subject                                                              3 miles north of the subject
PHYSICAL CHARATERISTICS:
   Net Rentable Area (SF)           101,368                                          402,600
   Year Built                       1973                                             1978
   Effective Age                    20                                               20
   Building Structure Type          Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
   Parking Type (Gr., Cov., etc.)   Open                                             Open
   Number of Units                  120                                              420
   Unit Mix:                            Type                Unit  Qty.    Mo. Rent       Type                Unit   Qty.    Mo.
                                     1 1Br/1Ba               648   32       $515      1 1BD/1BA                650   80    $520
                                     2 2Br/1.5Ba             868   70       $593      2 2BD/2BA                950  176    $605
                                     3 3Br/1.5Ba           1,104   18       $700      0 2BD/2.5BA            1,100   10    $690
                                                                                      3 3BD/2BA              1,100  144    $665
                                                                                      0 3BD/2.5BA            1,400   10    $770

   Average Unit Size (SF)           845                                              959
   Unit Breakdown:                     Efficiency      0%   2-Bedroom         58%       Efficiency      0%    2-Bedroom      44%
                                       1-Bedroom      27%   3-Bedroom         15%       1-Bedroom      19%    3-Bedroom      37%
CONDITION:                          Good                                             Good
APPEAL:                             Average                                          Average
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling        Attach. Garage             Vaulted Ceiling
                                      X  Balcony                                      X  Balcony                X
                                         Fireplace                                       Fireplace
                                      X  Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi              Car Wash               Spa/Jacuzzi                Car Wash
                                         Basketball Court         BBQ Equipment       X  Basketball Court           BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court           Theater Room
                                         Sand Volley Ball         Meeting Hall           Sand Volley Ball           Meeting Hall
                                         Tennis Court             Secured Parking     X  Tennis Court               Secured Parking
                                         Racquet Ball        X    Laundry Room           Racquet Ball           X   Laundry Room
                                         Jogging Track       X    Business Office        Jogging Track          X   Business Office
                                         Gym Room                                        Gym Room

OCCUPANCY:                          89%                                              97%
LEASING DATA:
   Available Leasing Terms          6 to 15 Months                                   6 to 12 Months
   Concessions                      $40 off 1BR; $80 off 2BR & 3BR                   None
   Pet Deposit                      $400                                             $400
   Utilities Paid by Tenant:          X  Electric            X    Natural Gas         X  Electric               X   Natural Gas
                                      X  Water                    Trash                  Water                      Trash
   Confirmation                     May 28, 2003; Amy Bills (Property Manager)       June 2, 2003; (Property Manager)
   Telephone Number                 (843) 556-8200                                   (843) 766-6369
NOTES:                                                                               None

   COMPARISON TO SUBJECT:                                                            Similar

                                                     COMPARABLE                                          COMPARABLE
          DESCRIPTION                                  R - 2                                               R - 3
          -----------                                ----------                                          ----------
   Property Name                    Castlewood                                       Melrose Park
   Management Company               N/A                                              Jupiter Communities
LOCATION:
   Address                          885 Castlewood Boulevard                         2494 Etiwan Avenue
   City, State                      Charleston, South Carolina                       Charleston, South Carolina
   County                           Charleston                                       Charleston
   Proximity to Subject
PHYSICAL CHARATERISTICS:            1 mile north of the subject                      1 mile northwest of the subject
   Net Rentable Area (SF)
   Year Built                       698,118                                          141,024
   Effective Age                    1989                                             1972
   Building Structure Type          10                                               20
   Parking Type (Gr., Cov., etc.)   Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
   Number of Units                  Open                                             Garage, Open, Covered
   Unit Mix:                        614                                              156
                                        Type                Unit  Qty.     Mo.           Type                 Unit  Qty.    Mo.
                                     2 2BR/1BA             1,080   46     $625        1 1BD/1BA                800  102    $550
                                     0 2BR/2.5BA           1,120  416     $625        2 2BD/1.5BA            1,100   54    $630
                                     0 2BR/2.5BA           1,200  152     $650

   Average Unit Size (SF)           1,137                                            904
   Unit Breakdown:                     Efficiency      0%   2-Bedroom       68%        Efficiency     0%      2-Bedroom      15%
                                       1-Bedroom       7%   3-Bedroom       25%        1-Bedroom     65%      3-Bedroom       0%
CONDITION:                          Good                                             Good
APPEAL:                             Average                                          Average
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling     X  Attach. Garage             Vaulted Ceiling
                                      X  Balcony             X                        X  Balcony
                                         Fireplace                                       Fireplace
                                      X  Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi              Car Wash               Spa/Jacuzzi                Car Wash
                                      X  Basketball Court         BBQ Equipment       X  Basketball Court           BBQ Equipment
                                         Volleyball Court         Theater Room        X  Volleyball Court           Theater Room
                                         Sand Volley Ball         Meeting Hall           Sand Volley Ball           Meeting Hall
                                         Tennis Court             Secured Parking     X  Tennis Court               Secured Parking
                                         Racquet Ball        X    Laundry Room           Racquet Ball           X   Laundry Room
                                         Jogging Track       X    Business Office        Jogging Track          X   Business Office
                                      X  Gym Room                                        Gym Room

OCCUPANCY:                          93%                                              N/A
LEASING DATA:
   Available Leasing Terms          6 to 12 Months                                   6, 9 & 12 Months
   Concessions                      1 month free on 12 month lease                   N/A
   Pet Deposit                      $300                                             $300
   Utilities Paid by Tenant:          X  Electric            X    Natural Gas         X  Electric              X    Natural Gas
                                         Water                    Trash                  Water                      Trash
   Confirmation                     Mel                                              Spring 2003 (Brochure)
   Telephone Number                 (843) 556-2030                                   (843) 766-1330
NOTES:                              None                                             Gated access

   COMPARISON TO SUBJECT:           Similar                                          Similar

                                                     COMPARABLE                                          COMPARABLE
          DESCRIPTION                                  R - 4                                               R - 5
          -----------                                ----------                                          ----------
   Property Name                    Windjammer                                       Palmetto Point
   Management Company               JMG Realty                                       AMCS
LOCATION:
   Address                          1742 Sam Rittenberg Boulevard                    1751 Dogwood Road
   City, State                      Charleston, South Carolina                       Charleston, South Carolina
   County                           Charleston                                       Charleston
   Proximity to Subject
PHYSICAL CHARATERISTICS:            2 miles northeast of the subject                 3 miles north of he subject
   Net Rentable Area (SF)
   Year Built
   Effective Age                    162,432                                          108,632
   Building Structure Type          1973                                             1979
   Parking Type (Gr., Cov., etc.)   20                                               20
   Number of Units                  Brick & wood siding walls; asphalt shingle roof  Brick & wood siding walls; asphalt shingle roof
   Unit Mix:                        Garage, Open, Covered                            Open
                                    188                                              116
                                          Type              Unit  Qty.     Mo.            Type                Unit  Qty.    Mo.
                                     0 Efficiency            550   28     $510        1 1BD/1BA                 742  32    $510
                                     1 1BD/1BA - Type 1      650   28     $550        2 2BD/1.5BA               912  48    $600
                                     1 1BD/1BA - Type 2      670   24     $585        3 3BD/1.5BA             1,142  36    $700
                                     2 2BD/1BH - Type 1      950   28     $695
                                     2 2BD/1BA - Type 2    1,037   14     $745
                                     2 2BD/1.5BA           1,097   52     $715
                                     3 3BR/1BA             1,037   14     $810

   Average Unit Size (SF)           864                                              936
   Unit Breakdown:                     Efficiency     15%   2-Bedroom       50%         Efficiency        0%  2-Bedroom      41%
                                       1-Bedroom      28%   3-Bedroom        7%         1-Bedroom        28%  3-Bedroom      31%
CONDITION:                          Good                                             Good
APPEAL:                             Average                                          Average
AMENITIES:
   Unit Amenities                        Attach. Garage           Vaulted Ceiling        Attach. Garage             Vaulted Ceiling
                                      X  Balcony                                      X  Balcony
                                      X  Fireplace                                       Fireplace
                                      X  Cable TV Ready                               X  Cable TV Ready
   Project Amenities                  X  Swimming Pool                                X  Swimming Pool
                                         Spa/Jacuzzi              Car Wash               Spa/Jacuzzi                Car Wash
                                         Basketball Court    X    BBQ Equipment          Basketball Court           BBQ Equipment
                                         Volleyball Court         Theater Room           Volleyball Court           Theater Room
                                      X  Sand Volley Ball    X    Meeting Hall           Sand Volley Ball           Meeting Hall
                                         Tennis Court             Secured Parking        Tennis Court               Secured Parking
                                         Racquet Ball        X    Laundry Room           Racquet Ball           X   Laundry Room
                                         Jogging Track       X    Business Office        Jogging Track          X   Business Office
                                         Gym Room                                        Gym Room

OCCUPANCY:                          94%                                              92%
LEASING DATA:
   Available Leasing Terms          6, 9 & 12 Months                                 6, 9 & 12 months
   Concessions                      $35 off 2BR/1.5BA floor plan                     None
   Pet Deposit                      $200                                             $250
   Utilities Paid by Tenant:          X  Electric            X    Natural Gas         X  Electric               X   Natural Gas
                                         Water                    Trash                  Water                      Trash
   Confirmation                     June 3, 2003; (Property Manager)                 June 3, 2003; (Property Manager)
   Telephone Number                 (843) 571-0471                                   (843) 571-1900
NOTES:                              None                                             None

   COMPARISON TO SUBJECT:           Superior                                         Similar

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

       COMPARABLE R-1                     COMPARABLE R-2

        ASHLEY OAKS                         CASTLEWOOD
78 Ashley Hall Plantation Road       885 Castlewood Boulevard
  Charleston, South Carolina        Charleston, South Carolina

         [PICTURE]                          [PICTURE]

     COMPARABLE R-3                COMPARABLE R-4

      MELROSE PARK                   WINDJAMMER
   2494 Etiwan Avenue       1742 Sam Rittenberg Boulevard
Charleston, South Carolina   Charleston, South Carolina

       [PICTURE]                      [PICTURE]

     COMPARABLE R-5

     PALMETTO POINT
    1751 Dogwood Road
Charleston, South Carolina

      [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Jimmy Pat James, MAI and David Johnsen, MAI provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                  -s- Frank Fehribach
                                                  -------------------
                                                  Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                        South Carolina Temporary Practice Permit
                                                        #095-03

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                                           FRANK A. FEHRIBACH, MAI
                                     MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

   Valuation                 Mr. Fehribach has experience in valuations for
                             resort hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                             Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

   Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

   EDUCATION                 University of Texas - Arlington Master of Science -
                             Real Estate University of Dallas Master of Business
                             Administration - Industrial Management Bachelor of
                             Arts - Economics

STATE                        State of Arizona
CERTIFICATIONS                Certified General Real Estate Appraiser, #30828
                             State of Arkansas
                              State Certified General Appraiser, #CG1387N
                             State of Colorado
                              Certified General Appraiser, #CG40000445
                             State of Georgia
                              Certified General Real Property Appraiser, #218487
                             State of Michigan
                              Certified General Appraiser, #1201008081
                             State of Texas
                              Real Estate Salesman License, #407158 (Inactive)
                             State of Texas
                              State Certified General Real Estate Appraiser,
                              #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

PROFESSIONAL                 Appraisal Institute, MAI Designated Member
AFFILIATIONS                 Candidate Member of the CCIM Institute pursuing
                             Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS                 "An Analysis of the Determinants of Industrial
                             Property
                                    -authored with Dr. Ronald C. Rutherford and
                             Dr. Mark Eakin, The Journal of Real Estate
                             Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
POINT WEST APARTMENTS & TOWNHOMES, CHARLESTON, SOUTH CAROLINA

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.